Exhibit 99.1


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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE

ENGlobal Corporation


                                                   CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
                                                                 ---------------


               ENGLOBAL CORPORATION REPORTS THIRD QUARTER RESULTS

HOUSTON, TX, November 13, 2006 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering services, today reported revenues of $82.5 million for the third quarter ended September 30, 2006, an increase of 39.2%, when compared to the prior year period. The net loss for the third quarter was $1.6 million, or $(0.06) per diluted share, which included a charge of approximately $6.6 million, $3.5 million after taxes, or approximately $0.13 per diluted share, for previously announced cost overruns on two domestic fixed price EPC projects. Excluding the charge on these two projects, net income would have been approximately $2.0 million, or $0.07 per diluted share.

The following table illustrates the composition of the Company's revenue for the three and nine months ended September 30, 2006:

                                      Quarter Ended        Nine Months Ended
    (Dollars in millions)           September 30, 2006     September 30, 2006
                                   --------------------  ----------------------
                                   Revenue   % of Total   Revenue    % of Total
                                              Revenue                 Revenue
                                   -------   ---------   ---------   ---------

1.  Detail-design                  $  33.9         41%   $    89.9         40%
2.  Field services                    29.0         35%        73.7         33%
3.  Procurement and construction       1.3          2%        18.2          8%
4.  Design-build fixed price          12.4         15%        27.2         12%
5.  Systems                            5.9          7%        15.2          7%
                                   -------   ---------   ---------   ---------
                                   $  82.5        100%   $   224.2        100%
                                   =======   =========   =========   =========


Revenue increased $23.2 million, or 39.2%, for the three months ended September 30, 2006 from the comparable prior year period, with approximately $20.7 million of the increase coming from ENGlobal's engineering segment and $2.5 million attributable to the systems segment. Operating income decreased approximately $5.0 million, or 181.6%, to $(2.3) million for the three months ended September 30, 2006 from $2.8 million compared to the same period in 2005. Excluding approximately $6.6 million of reversals related to the two fixed price EPC projects and on a pro forma basis, the Company's operating income for the three months ended September 30, 2006 would have been approximately $4.3 million, resulting in an operating margin of approximately 5.2%.


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        654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060
                                www.ENGlobal.com

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ENGlobal Corporation Press Release
November 13, 2006
Page 2


Total expense for SG&A increased $1.7 million, or 34.1%, to $6.8 million for the three months ended September 30, 2006 from $5.1 million for the comparable prior year period. As a percentage of revenue, SG&A was 8.2% for the latest quarter, when compared to 8.6% for the prior year period. The adoption of SFAS 123(R) related to stock-based compensation, which was recorded in SG&A expense, for the three and nine months ended September 30, 2006, respectively, included $404,000 and $895,000 of expense related to stock options.

The Company's cash flow from operations has been affected primarily by: 1) delays in receipts for fees on the start-up of a major alliance agreement; 2) an increase in retention on cost plus fees; and 3) an increase in cost and estimated earnings-in-excess of billing. Although the average accounts receivable days outstanding increased to 60 days for the nine month period ended September 30, 2006 from 51 days for the comparable period in 2005 the current year trend has improved from 64 days at the end of the three month period ended March 31, 2006 and from 63 days at the end of the six month period ended June 30, 2006. Our average for accounts receivable days outstanding was 59 days for the year ended December 31, 2005. The Company has been able to lower the average accounts receivable days outstanding primarily through an expanded focus on collections of past due accounts.

Long-term debt, net of current portion, increased 337%, or $17.6 million, from $5.2 million at December 31, 2005 to $22.8 million at September 30, 2006, and as a percentage of stockholders' equity, long-term debt increased from 13.1% to 50.9% at these same dates. The increase in long-term debt is primarily attributable to approximately $10.4 million used in transactions to acquire two companies, additional investments in capital equipment totaling approximately $2.8 million, plus delays in collections of fees primarily on a new alliance contract totaling approximately $3.7 million.

Management's Assessment:

Commenting on the overall results, ENGlobal's President and Chief Executive Officer, Michael L. Burrow, P.E., noted, "I have analyzed most of our operations and developed a plan document that focuses on both short term remediation as well as longer term measures to improve our business. We expect to emphasize cost plus activities going forward, an area that continues to be strong. As one example, for the third quarter just ended, billable hours increased approximately 42% when compared to the third quarter of last year.

Mr. Burrow, continued, "The Company has made many types of internal investments in its recent past, involving new operations and also overhead that has been put in place to facilitate our growth. Each of these areas will also be reviewed, with the expectation of producing improved financial results for our stockholders."

The Company will host a conference call to discuss its third quarter results at 11:00 a.m. EST (10:00 a.m. CST) on November 13, 2006. To participate in the conference call, please dial (877) 407-0782 (Domestic) or (201) 689-8567 (International) approximately 10 minutes before the scheduled start time and request the "ENGlobal Third Quarter 2006 Earnings Conference Call". If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Monday, November 27, 2006. The replay can

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ENGlobal Corporation Press Release
November 13, 2006
Page 3


be accessed by dialing (877) 660-6853 (Domestic) or (201) 612-7415 (International), Account #286, Conference ID #220256. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 will be filed with the Securities and Exchange Commission on November 14, 2006 reflecting these results.

About ENGlobal Corporation
--------------------------
ENGlobal Corporation provides engineering, automation systems, field inspection, and land management and regulatory services principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. The Company, with its subsidiaries, now employs over 2,200 employees in 18 offices and occupies over 400,000 square feet of office and manufacturing space. In 2004 and 2005, the Company was named the #1 fastest growing engineering firm in the United States and Canada by ZweigWhite and was ranked #2 in 2006 and 2003. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses;
(2) the Company's ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.


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ENGlobal Corporation Press Release
November 13, 2006
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                                  FINANCIAL HIGHLIGHTS
                          (in thousands, except per share data)


                                                   Quarter Ended                 Nine Months Ended
                                                    September 30                    September 30
                                            ----------------------------    ----------------------------
                                                2006            2005            2006            2005
                                            ------------    ------------    ------------    ------------
Operating Revenue                           $     82,504    $     59,266    $    224,196    $    163,314

Operating Expenses:
      Direct cost                                 77,954          51,427         200,697         142,499
      Selling, general and administrative          6,411           4,815          18,921          12,991
      Depreciation and amortization                  393             258           1,150             814
                                            ------------    ------------    ------------    ------------
           Total operating expenses               84,759          56,500         220,768         156,304
                                            ------------    ------------    ------------    ------------

           Operating income (loss)                (2,255)          2,765           3,428           7,010

Other Income (Expense):
      Other income (expense)                         (20)              6             389              79
      Interest income (expense), net                (371)           (199)           (786)           (643)
                                            ------------    ------------    ------------    ------------

Income before Provision for Income Taxes          (2,647)          2,572           3,031           6,446

Provision for Income Taxes                        (1,076)            952           1,036           2,385
                                            ------------    ------------    ------------    ------------

Net Income (Loss)                                 (1,570)          1,620           1,995           4,061
                                            ============    ============    ============    ============

Net Income Per Common Share:
      Basic                                        (0.06)           0.07            0.08            0.17
      Diluted                                      (0.06)           0.07            0.07            0.17

Weighted Average Shares Used in
Computing Net Income Per Share:

      Basic                                   26,645,830      23,890,842      26,475,353      23,637,345
      Diluted                                 26,645,830      24,898,045      27,027,931      24,460,313


Selected Balance Sheet Information (in thousands):
--------------------------------------------------

                                                             As of
                                                Sept. 30, 2006   Dec. 31, 2005
                                                --------------   -------------

      Cash                                            1,071             159
      Working capital                                35,503          21,825
      Property and equipment, net                     7,960           6,861
      Total assets                                   99,384          75,936
      Long-term debt, net of current portion         22,831           5,228
      Stockholders' Equity                           44,882          39,865


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